BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

XLI Technologies, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION
OF
XLI Technologies, Inc.
A Nevada Corporation

XLI Technologies, Inc., a Nevada corporation (the "Corporation") organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the "NRS") does hereby certify:

WHEREAS, pursuant to the Corporation's Articles of Incorporation (as amended), the Corporation's Board of Directors (the "Board") is authorized to issue, by resolution and without any action by the Corporation's shareholders, up to one hundred million (100,000,000) shares of preferred stock, par value $0.001 (the "Preferred Stock"). (Please See Attached Documents)

3. Effective date of filing: (optional) 2/2/16

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designation, preferences, limitations, restriction and relative rights of the following class or series of stock.

(continued)

WHEREAS, the Series A Preferred Stock may be issued in one or more series, and the Board may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Corporation's common stock;

WHEREAS, the Board believes it to be in the best interest of the Corporation and its shareholders to designate a new class of stock designated as the Series A Preferred Stock (as defined below);

RESOLVED, pursuant to the NRS, the Board hereby files this Certificate of Designation (the "Certificate") and designates a new class of Preferred Stock as Series A Preferred Stock as follows:

A. Series A Preferred Stock. The Corporation is authorized to issue up to one hundred million (100,000,000) shares of Preferred Stock. One hundred thousand (100,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated "Series A Preferred Stock" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.Voting Rights. The holders of the Series A Preferred Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote. Each one (1) share of Series A Preferred Stock shall have seven thousand (7,000) votes per share. Such voting rights are hereby authorized by the Corporation and the Corporation acknowledges such calculation may result in the total number of possible votes cast by the holders of the Series A Preferred Stock and all other classes of the Corporation's stock in any given voting matter exceeding the total aggregate number of shares which this Corporation shall have authority to issue.

2. Series A Protective Provisions. In addition to any other rights provided by law, at any time any shares of Series A Preferred Stock are outstanding, as a legal party in interest, the Corporation, through action directly initiated by the Corporation's Board of Directors or indirectly initiated by the Corporation's Board of Directors through judicial action or process, including any action by common shareholders, shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, take any of the following actions without first obtaining the affirmative written consent of 100% of the holders of the Series A Preferred Stock:

i. Amend, alter or repeal any provision of the Articles of Incorporation, this Certificate or Bylaws of the Corporation;

ii. Designate any new class of Preferred Stock, nor sell or issue in any way, shape or form, any additional shares of Preferred Stock other than the Series A Preferred Stock, including, but not limited to, any shares of Series A Preferred Stock which are, as of the date of this Certificate of Designation, authorized but no shares are issued or outstanding;

iii. Issue any shares of Common Stock that would result in the Company's number of shares of Common Stock issued and outstanding exceeding seven hundred million (700,000,000) shares; and

d. Initiate any action with a regulatory, governmental, administrative, judicial entity or individual in an attempt to abrogate or diminish in any way the rights, preferences and privileges of these Series A Preferred Stock.

3. Notices. Unless otherwise specified in the Corporation's Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of the Series A Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

4. Transfer Agent Notice. The Corporation shall immediately, upon filing of this Certificate of Amendment, provide its transfer agent with copies of this Certificate of Amendment and notify its transfer agent of all rights, conditions, terms and requirements hereunder. In the event the Corporation changes transfer agents following the filing of this Certificate of Amendment, any new transfer agent shall immediately receive copies of these Articles and be notified of all rights, conditions, terms and requirements hereunder.

5. Severability. If any word, phrase, provision or clause of this Certificate is deemed to be invalid, illegal, or unenforceable, only specific content shall be deemed stricken from this Certificate and all remaining language, content, rights, restrictions and privileges of this Certificate shall remain in effect. If any word, phrase, provision or clause of this Certificate is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of XLI Technologies, Inc., on January 8, 2016.

XLI Technologies, Inc.

/s/

By: James Schramm

Its Chief Executive Officer